EXHIBIT 10.40

SHAREHOLDERS AGREEMENT

        This Shareholders Agreement (the “Agreement”) made as of July 4, 2000 by and between by SanDisk Corporation, a Delaware corporation (“S”), and The Israel Corporation, an Israeli corporation (“I”).

RECITALS

        WHEREAS I is a shareholder of T, an Israeli corporation (the “Company”);

        WHEREAS S has entered into a Share Purchase Agreement with the Company dated July 4, 2000 (the “Share Purchase Agreement”) pursuant to which S shall purchase, subject to the terms and conditions thereof, 866,551 Shares; and

        WHEREAS The parties hereto desire to set forth their agreements with respect to their shareholdings in the Company.

        NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

        1.  Definitions

        The following terms will have the meaning ascribed to them in this paragraph when used in this Agreement:

              (a)  “Shares” - Ordinary Shares, par value NIS 1.00 per share, of the Company (adjusted for any reorganization, recapitalization, share split, share dividend and securities at any time issued by the Company in exchange for such shares or in connection with any distribution, merger, sale of assets, consolidation or other action by the Company). In each case in which this Agreement specifies a number of Shares such number will be subject to the adjustment described herein.

              (b)  “Permitted Transferee” - any entity at least the majority of the voting rights in which is held by the transferring shareholder, provided that (i) such entity is or becomes a party to this Agreement and agrees in writing to be bound by all the provisions of this Agreement, and (ii) such transferring shareholder shall not be relieved of its obligations hereunder.

              (c)  “Equity Securities” means any securities having voting rights in the election of the Board of Directors of the Company not contingent upon default, or any securities evidencing an ownership interest in the Company, or any securities convertible into or exercisable for any shares of the foregoing, or any agreement or commitment to issue any of the foregoing. For the purpose of this definition and the definitions ascribed to “Offered Shares, “Excess Offered Shares” and “Co-Sale Shares”, the restrictions on the transfer of equity securities of the Company, as set forth in Sections 3, 4 and 5 of this Agreement, shall not apply to an amount of the Company’s share capital in excess of 5.4 million shares, subject to proportionate adjustment upon stock splits, stock dividends, reclassification, recapitalization or any similar change affecting the Compan y’s share capital, provided that in the event that S fails to exercise Additional Purchase Obligation B-1 and the Optional Additional Purchase Obligations accordingly terminate, Sections 4 and 5 shall terminate and the restrictions contained in Section 3 shall apply only to 2.7 million shares. In addition, in the event that for any reason S does not exercise any series of Additional Purchase Obligations by its prescribed exercise date the amount of shares included in this definition (i.e. not in excess of 5.4 million or 2.7 million shares, as the case may be) (“Equity Securities”) shall be decreased by an equivalent amount of shares represented by such non-exercised warrants.

              (d)  “Share Purchase Agreement” shall have the meaning ascribed to it in the recitals to this Agreement.

              (e)  “Shareholders” means S, I, their Permitted Transferees and other parties who have joined this Agreement in accordance with Sections 6 or 9.10 to this Agreement, and which hold Shares at the date in question.

              (f)   “Major Holder” means any Shareholder holding at least 5% of the Company’s outstanding Equity Securities and which is a party to this Agreement. For the purpose of this definition the holdings of a Shareholder and all its Permitted Transferees shall be calculated together.

              (g)  “Closing” as defined in the Share Purchase Agreement.

        2.  Board of Directors

              2.1.  Each Shareholder hereby agrees to attend and vote (or cause to be voted) at general meetings of shareholders of the Company all of its Shares (i) to vote for the election of the following persons to the Board of Directors of the Company and for any other resolution which is necessary in order to facilitate such election and (ii) to vote against the election of any other person to the Board of Directors of the Company or against any resolution the effect of which is to prevent or impede such election, other than in accordance with this Agreement:

                     2.1.1.  From the Closing and thereafter:

                            (a)  1 nominee designated by S, provided that in the event that, from the date on which S exercises the Series A-3 Additional Purchase Obligations and thereafter, S and its Permitted Transferees hold together in the aggregate less than 5% of the outstanding Shares, then S shall not be entitled to designate any nominee, provided further that if subsequently S and its Permitted Transferees become together the holders of 5% of the outstanding Shares then S shall again be entitled to designate a nominee.

                            (b)  2 nominees designated by I, provided that, (i) in the event that I and its Permitted Transferees hold together in the aggregate less than 10% of the outstanding shares, then I shall be entitled to designate only one nominee, provided further that if subsequently I and its Permitted Transferees become together the holders of 10% of the outstanding shares then I shall again be entitled to designate two nominees and (ii) in the event that I and its Permitted Transferees hold together in the aggregate less than 5% of the outstanding shares, then I shall not be entitled to designate any nominee, provided further that if subsequently I and its Permitted Transferees become together the holders of less than 5% of the outstanding shares then S shall again be entitled to designate a nominee.

                            (c)  2 External Directors (as defined in the Israeli Companies Law - 1999 (the “Companies Law”)) recommended by the Board of Directors of T, assuming the Company is obliged under the Companies Law to nominate External Directors.

                            (d)  1 other person who shall be a member of the Company’s management, including either of the Company’s co-CEOs, provided that it is understood that the two co-CEOs may alternate service on the Company’s Board of Directors at intervals to be determined by the Board (excluding the management director). In the event that the two co-CEOs do rotate service on the Board, the parties agree to cause the CEO not serving to have observer status.

                            (e)  1 or 2 other person(s) who shall be designated by T’s Wafer Partners (as defined in the Share Purchase Agreement).

                            (f)  Such other directors as agreed upon between I and S.

                            (g)  A representative of I (who will be one of the nominees under clause (b) above) as Chairman of the Board.

                     2.1.2.  Each Shareholder further agrees that in the event that any party that is entitled to nominate a director under this Agreement decides to terminate or replace such director, then the Shareholders shall vote (or cause to be voted) all of his or its Shares to cause the termination of office or the replacement of such director, in accordance with the decision of the Shareholder who nominated such director pursuant to the provisions of this Section 2.1, and cause, if required, a general meeting of shareholders of the Company to be held for such purpose.

              2.2.  (a)  S undertakes upon itself, for as long as it is entitled to nominate a director to the Board of Directors, as specified above, not to nominate to the Board of Directors of the Company a director who is an employee or consultant of the Company.

                     (b)  I undertakes upon itself for as long as it is entitled to nominate a director to the Board of Directors, as specified above, not to nominate to the Board of Directors of the Company a director who is an employee or consultant of the Company.

              2.3.  In the event that the number of nominees to the Board of Directors which a party is entitled to nominate is decreased or terminated as per Section 2.1 above, the respective Shareholder who nominated such director agrees to lawfully cause such director to immediately resign from the Board of Directors and in the absence of such resignation within 24 hours of such decrease or termination, all the Shareholders agree to take such action as is necessary to cause a general meeting of shareholders of the Company to be assembled, and to vote all their Shares in order to remove such director from the Board of Directors. In each such case the number of members of the Board of Directors shall decrease accordingly.

        3.  Restrictions on Transfer of Equity Securities.

              3.1.  From the date of this Agreement and until the end of three years from the Closing (the “Restricted Period”) neither I and any of its Permitted Transferees nor S and any of its Permitted Transferees shall sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (hereinafter referred to as “Transfer”), all or any part of or any interest in the Equity Securities now or hereafter owned or held by such parties.

              3.2.  Notwithstanding Section 3.1 hereof, during the Restricted Period (i) I and its Permitted Transferees may transfer up to an aggregate of 1,200,000 Shares and (ii) S and its Permitted Transferees, to the extent S holds in excess of 2.7 million shares, may transfer up to 1,200,000 shares in excess of its holding of 2.7 million shares, subject to the following restrictions: (a) any Transfer made other than in accordance with clause (b) shall be effected only after compliance with Section 4 hereof; and (b) any Transfer made by sale of Shares in the public markets pursuant to and in accordance with Rule 144 under the Securities Act (a “Public Sale”) shall be effected only after the Shareholder offering to effect the Public Sale shall have given the other Major Holders, at least two business days prior to the proposed Public Sale, written notice setting forth its intention to Tr ansfer, the number of Shares proposed to be Transferred and the manner of disposition; the other Major Holders may, by written notice to the Shareholder proposing to make the Public Sale served on such Shareholder at least 12 hours prior to the Public Sale, exercise a right of first refusal to purchase all or any part of the Shares proposed to be Transferred in the Public Sale at a price per share equal to the average closing price of the Shares in the seven trading days preceding the date of the notice. Any Shares with respect to which the other Major Holders have not exercised such right of first refusal, may be Transferred in accordance with such notice of Public Sale within a period of 45 days after the date of the notice of Public Sale at such price per share as determined by the Shareholder effecting such Public Sale.

              3.3.  From the end of the Restricted Period any Transfer by I and any of its Permitted Transferees and by S and any of its Permitted Transferees may only be made pursuant to the provisions of Sections 4 and 5 below.

        4.  Rights of First Refusal.

              4.1.  Transfer Notice. Subject to the provisions of Section 3, if at any time, any Shareholder proposes to Transfer Equity Securities to one or more third parties pursuant to an understanding with such third parties (a “Disposition”), then such Shareholder (a “Selling Shareholder”) shall give the Company and each of the Major Holders, a written notice of its intention to effect the Disposition (the “Transfer Notice”), which Transfer Notice shall include (i) a description of the Equity Securities to be transferred (“Offered Shares”), (ii) the identity of the prospective transferee(s) and (iii) the consideration and the material terms and conditions upon which the proposed Disposition is to be made. The Transfer Notice shall certify that the Selling Shareholder has received a firm offer from the prospective transferee(s) and in go od faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement relating to the proposed Disposition. Notwithstanding the foregoing, in the event that any Shareholder proposes to pledge Shares to a banking institution, such pledge shall be permitted only if such Shareholder effects the pledge subject to the provisions of Sections 4 and 5 hereof, furnishes to the other parties hereto a written representation of the Shareholder confirming that, and evidence which is reasonably satisfactory to indicate that, such pledge is subject to Sections 4 and 5 and ensures that no voting rights with respect to the Shares are granted to the banking institution.

              4.2.  Major Holders’ Option. Each Major Holder shall have an option for a period of thirty (30) days from its receipt of the Transfer Notice to elect to purchase its respective pro rata share of the Offered Shares, and in the event that any other Major Holder does not exercise its right hereunder, its pro rata share of such Offered Shares not purchased by the other Major Holders (the “Excess Offered Shares”), at the same price and subject to the same terms and conditions as described in the Transfer Notice. Each Major Holder may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the Offered Shares, and in the event that any Major Holder does not exercise its right hereunder, its pro rata share of the Excess Offered Shares, by notifying the Selling Shareholder and the Company in writing, before expiration of the thirty (30) day period as to the number of Offered Shares and Excess Offered Shares, if any, which it wishes to purchase (the “Purchase Notice”). Failure to respond to the Transfer Notice: (a) within the applicable period will be considered a waiver of the right to exercise the right set forth in this Section 4.2; and (b) within forty-five days after receipt of the Transfer Notice will be considered a waiver of the right of co-sale set forth in Section 5.1, provided that the Transfer Notice clearly references such right of co-sale. Each Major Holder’s pro rata share of the Offered Shares, or of the Excess Offered Shares, as the case may be, shall be a fraction of the Offered Shares, or of the Excess Offered Shares, as the case may be, of which the number of Shares owned by such Major Holder on the date of the Transfer Notice shall be the numerator and the total number of Shares held by all such Major Holders (excluding the Selling Shareholder) on the date of the Transfer Notice shall be the denominator.

              4.3.  If Major Holder(s) give the Selling Shareholder(s) Purchase Notice(s) pursuant to Section 4.2 above with respect to all and not part of the Offered Shares, then the Selling Shareholder shall not effect the Disposition to the third party transferee rather to the Major Holder(s) exercising their right of first refusal and then payment for the Offered Shares shall be by check or wire transfer to a bank account to be designated by the Selling Shareholder, against delivery of the Offered Shares to be purchased at a place agreed upon between the parties and at the time of the scheduled closing therefor, which shall be no later than forty five (45) days after the Selling Shareholders’ receipt of the Purchase Notice, unless the Transfer Notice contemplated a later closing with the prospective third party transferee(s) in which case the closing of the purchase by the Major Holding may b e held until such later date.

              4.4.  Each Major Holder shall be entitled to apportion Offered Shares to be purchased among its Permitted Transferees, provided that such Purchaser notifies the Selling Shareholder of such allocation.

              4.5.  The rights of first refusal set forth in this Section 4 shall extend until the two-year anniversary of the Closing and be automatically renewed for two additional years unless the parties hereto agree, prior to the second anniversary of the Closing, to terminate such rights.

        5.  Right of Co-Sale.

              5.1.  To the extent the Major Holders do not exercise their right of first refusal in respect of all of the Offered Shares pursuant to Section 4 above, then S and I, each, (a “Co-Sale Holder” for purposes of this Section 5) shall be entitled to notify the Selling Shareholder in writing in the Purchase Notice referred to in Section 4.2 and subject to the terms thereof and shall have the right to participate in the Disposition on the same terms and conditions as specified in the Transfer Notice. Such selling Co-Sale Holder’s notice to the Selling Shareholder shall indicate the number of shares of Equity Securities the Co-Sale Holder wishes to sell under its right to participate.

              5.2.  Each Co-Sale Holder may sell all or any part of that number of Offered Shares equal to the product obtained by multiplying (i) the aggregate number of Offered Shares by (ii) a fraction, the numerator of which is the number of Shares owned by the Co-Sale Holder on the date of the Transfer Notice and the denominator of which is the total number of Shares owned by all of the Co-Sale Holders and the Selling Shareholder on the date of the Transfer Notice (the “Co-Sale Shares”).

              5.3.  Each Co-Sale Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for Transfer to the prospective purchaser one or more transfer deeds, properly executed for Transfer, which represent the number of Offered Shares which such Co-Sale Holder elects to sell. The transfer deeds that the Co-Sale Holder delivers to the Selling Shareholder as provided above shall be transferred to the prospective purchaser in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Holder that portion of the net sale proceeds to which such Selling Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchas e shares or other securities from a Co-Sale Holder exercising its rights of co-sale hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Offered Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Selling Holder for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

              5.4.  Non-Exercise of Rights. To the extent that the Major Holders have not exercised in full their rights to purchase all the Offered Shares within the time periods specified in Section 4.2, the Selling Shareholder shall have a period of ninety (90) days from the expiration of the 45 day period set forth in Section 4.2 (the “Ninety Day Period”) to sell the Offered Shares and the Co-Sale Shares, if any, upon terms and conditions (including the purchase price) no more favorable than those specified in the Transfer Notice to the third-party transferee(s) identified in the Transfer Notice. The third-party transferee(s) shall, as a condition to such transfer, become a party to Section 2 of this Agreement and become subject to all the provisions included therein unless waived by Major Holders, holding in the aggregate 75% of the aggregate number of shares of the Company he ld at such time by all Major Holders. In the event that the Selling Shareholder and the third-party transferee remain desirous of consummating the sale or disposition of the Offered Shares and the Co-Sale Shares, if any, yet due to a delay resulting from failure to obtain third party approvals, the sale or disposition of the Offered Shares and the Co-Sale Shares, if any, cannot be consummated within the Ninety Day Period, the Ninety Day Period shall be extended by a further period of up to ninety (90) days (the “Second Ninety Day Period”). Notwithstanding the aforesaid in the previous sentence, in the event that the Selling Shareholder does not consummate the sale or disposition of the Offered Shares and the Co-Sale Shares, if any, within the Ninety Day Period or the Second Ninety Day Period, as the case may be, the Major Holders’ first refusal rights and the Co-Sale Holders’ co-sale rights shall continue to be applicable to any subsequent disposition of the Offered Shares by such Sellin g Shareholder until such right lapses in accordance with the terms of this Agreement.

              5.5.  Sale of Shares Under Rule 144. Notwithstanding the provisions of Sections 4 and 5, in the event of a Public Sale effected after the expiration of the Restricted Period, the Selling Shareholder shall be permitted to effect the Public Sale subject to and in accordance with Rule 144 (including, without limitation, the volume limitations included therein), and such Public Sale shall not be subject to the rights of first refusal and co-sale set forth in Sections 4 and 5.

              5.6.  Limitations to Rights of Refusal and Co-Sale. Notwithstanding the provisions of Sections 3, 4 and 5 of this Agreement, any Shareholder may sell or otherwise assign, with or without consideration, Equity Securities to any Permitted Transferee, provided, however, that any Permitted Transferee shall, prior to receiving any such Equity Securities and as a condition to the effectiveness of any such sale or assignation, become a party to this Agreement and undertake to return such Equity Securities to its transferor in the event that the Permitted Transferee ceases to be a Permitted Transferee in relation to its transferor.

        6.  [Omitted]

        7.  Purchase of Additional Shares.

              I and S shall coordinate the purchase of additional Shares in excess of the Shares owned by such Shareholder as of the date of execution of this Agreement.

        8.  Term and Termination

              This Agreement shall be in effect from the date hereof and until the earlier of (i) twelve (12) years from the Closing; or (ii) the termination of the Share Purchase Agreement. In the event S shall not exercise Additional Purchase Obligation B-1, Sections 4, 5 and 7 shall terminate. In addition, if Additional Purchase Obligation B-1 shall have been exercised, this Agreement shall thereafter not have any further force and effect to any Shareholder from the date that, and as long as, such Shareholder holds less than 10% of the Company’s outstanding share capital.

        9.  General Provisions

              9.1.  Expenses. Each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement, including all fees and expenses of agents, representatives, counsel, and accountants.

              9.2.  Public Announcements. Any public announcement or similar publicity with respect to this Agreement will be issued, if at all, by mutual agreement by S and I and any other parties hereto, subject to limitations contained in the Share Purchase Agreement.

              9.3.  Confidentiality. The parties to this agreement will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors to maintain in confidence, this Agreement and any written information furnished by another party in connection with this Agreement, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of this Agreement, or (c) the furnishing or use of such information is required by any U.S., Israeli or other federal, state, local or administrative order, law, ordinance, or regulation or by the applicable rules of any stock exchange.

              9.4.  Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

S:	Attention: President and CEO Facsimile No.: (408) 542-0600

with a copy to:	SanDisk Corporation Attention: Vice President and General Counsel Facsimile No.: (408) 548-0385

I:	Attention: Udi Hillman Facsimile No.: 972-3-695-3631

              9.5.  Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties solely in the courts of the State of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

              9.6.  Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

              9.7.  Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

              9.8.  Entire Agreement. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

              9.9.  Modification. This Agreement may not be amended except by a written agreement executed only by S (or its Permitted Transferees in case S do not hold Share of the Company) and I (or its Permitted Transferees in case I do not hold Share of the Company). In the event that any person is added to this Agreement as a party as contemplated by Section 5.7 of the SPA, then the parties hereto will cooperate to amend this Agreement to provide similar voting support by the parties hereto for any director seat agreed by the Company to be allocated to such additional party.

              9.10.  Assignments, Successors, and no Third-Party Rights. Neither party may assign any of its rights under this Agreement, except for such assignments made to Permitted Transferees along with the transfer of Shares to such Permitted Transferees, without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

                     Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the above, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

              9.11.  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

              9.12.  Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

              9.13.  Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

              9.14.  Governing Law. Subject to such provisions of the Israeli Companies Law which are applicable to this Agreement and which may not be stipulated, this Agreement will be governed by the laws of the State of California without regard to conflicts of law principles.

              9.15.  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

S:
By:	/s/ Eli Harari

President

I:
By:	/s/ Yossi Rosen & Udi Hillman